Exhibit 99.1

Dear Fellow Shareholders,

As we approach the end of a transformational year, we are pleased to report to you that our management and board remain very excited about the opportunities before us. The successful commercialization of our initial product, QTinno™, has validated our platform technology which underlies our entire product portfolio. With this platform we believe that we have the potential to add value to virtually every one of the over ¼ billion ECGs taken annually today. In addition, we took steps to strengthen our balance sheet, despite the challenges within the financial markets, by successfully raising $2.9 million in additional growth capital. Members of our management team and board of directors purchased over half of the offering. This raise, coupled with our $3 million line of credit, is expected to fund our operations through the second half of 2010, by which time QTinno is expected to be generating positive cash flow.  And finally, we enter 2010 with a strong team of proven industry leaders and the resources to execute our strategic plan.

This year was one of accomplishments. Most notable was the launch of QTinno, and the many efforts to reinforce our 3-D platform technology should not go unnoticed. To date, we have validated QTinno performance in more than 65,000 ECGs from seven drug safety studies, including four Thorough QT (TQT) studies. In all of these clinical validation studies, QTinno demonstrated accuracy and precision equal to or higher than core lab manual readings, with a consistent ability to detect drug induced QT prolongation induced by the moxifloxacin class of drugs (i.e. the “moxi” profile), as required by the FDA and other drug regulatory bodies.

Building on positive industry attention to cardiac safety and our increasingly robust clinical validation, we officially launched QTinno in August. QTinno provides an automated analysis of cardiac safety in drug development. This launch was enabled by an extensive effort by us to ensure organizational readiness to effectively support the sale, implementation and support of QTinno.  As many of our shareholders know, every drug in development must undergo a TQT study to determine cardiac toxicity, and currently these studies involve manual or semi-automated readings by cardiologists.. We believe QTinno will replace this primarily manual process with a fully automated solution which promises higher quality results and a more efficient approach.

With our lead product launched, we continue to make steady progress toward securing revenue-generating studies. Notable commercialization-related achievements include:

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A top-five pharmaceutical company named QTinno as the technology that will be used in all of its fully automated TQT studies. This pharmaceutical company evaluated several automated cardiac safety solutions before choosing QTinno.

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A Master Services Agreement (MSA) was signed with a top-three Clinical Research Organization (CRO), which will use QTinno as their technology in fully automated Phase I TQT studies delivered by their centralized ECG core lab. We expect to collaborate on the first fully automated study in the near future and anticipate the customer will increasingly deliver fully automated studies with QTinno.

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Another top-five CRO also signed an MSA with us, licensing QTinno in all TQT studies where fully automated readings are obtained. QTinno will enable them to eliminate the need to utilize ECG core labs for TQT studies delivered by their Phase I units. Ultimately, QTinno will provide the CRO with incremental revenue opportunities by capturing fees that were previously outsourced to ECG core labs.

•	Dedicated Phase I, an innovative provider of clinical research services signed an MSA with us, licensing our QTinno software solution in all TQT studies where fully automated readings are obtained.

We expect these initial commercial successes to be followed by additional MSAs with leading CRO’s, ECG core labs, Phase I units and potentially some pharmaceutical sponsors who currently perform TQT studies internally.  This increased market presence will provide increasing access to the pharmaceutical companies that need to conduct TQT studies on all of their compounds.  We anticipate that our first revenue generating studies will be in place in the near term.

Scientific validation coupled with the growing interest by FDA and industry to embrace an automated solution is the other cornerstone to success.  In this regard, to support our 3-D platform technology and our lead product, our senior leadership has presented at a wide range of high profile industry events during the last year:

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Dr. Ihor Gussak chaired the automated cardiac safety solution segment of the Cardiac Safety Vendor Workshop in London. The segment featured a Who’s Who in the cardiac safety industry focusing on the market adoption of the automated solution. Here, FDA representatives reinforced their support of the use of automated solutions in TQT studies.

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Dr. Sam George, our Senior Medical Consultant, joined a distinguished roster of speakers, moderators and panelists at the Cardiac Safety Research Consortium (CSRC) annual meeting in October. At this meeting, we presented the results from our clinical validation studies clearly showing the superior quality of the data processed by QTinno. In addition, we also demonstrated how validation efforts with QTinno uncovered issues with data processed by the semi-automatic methodology practiced by ECG central core labs, bringing into question the accuracy of the methodology currently considered the standard by the core labs.

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We presented two abstracts and discussed new clinical data from analytical and clinical applications of our proprietary platform technology at The Heart Rhythm Society (HRS) 30th Annual Scientific Sessions.

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At the DIA Cardiovascular Safety and QT/Arrhythmia Assessment in Drug Development - Optimizing Drug Development Conference, co-sponsored by the FDA and the HRS, we presented our technology and clinical validation results along with our primary automatic solution competitors, and the audience reaction clearly indicated that our results were superior.

These presentations and industry events help increase awareness of our 3-D platform technology and our product offerings. This growing interest has included the opportunity to present QTinno to the FDA, who viewed both the technology and our clinical validation results favorably as they indicated they would accept data processed by QTinno in a prospective TQT study for review. In addition to QTinno, we are excited about the opportunities for our platform technology beyond drug development. We are making progress in our efforts to develop CardioBip™ and Visual3Dx™. We are currently exploring strategic opportunities to include product licensing and, or co-development relationships that would align our resources with large global organizations to accelerate further development and marketing of these exciting platform products.  Relationships such as these would accelerate revenue generation and create upside potential to our current plan.

CardioBip is a wireless medical device providing information equivalent to a full 12-lead ECG machine. CardioBip’s target market is outpatient populations with higher risk for, or with diagnosed, cardiovascular disease. The prototype of CardioBip is a trans-telephonic system comprised of a mobile ECG recording and transmitting device and a diagnostic center which receives, processes and analyzes the data. CardioBip allows a patient to record ECG data with a mobile recorder by easily self-placing it on the patient’s chest. We believe there is emerging opportunity in remote patient monitoring, especially using a wireless device. Recent comments by the FDA, and current trials, indicate that this is a particular area of focus with increasing investment and regulatory attention. Atrial fibrillation (AF) monitoring is a new, yet potentially lucrative, opportunity for CardioBip.  AF, the most common type of arrhythmia, is a rapid uncoordinated generation of electrical impulses by the atrial chambers of the heart. In the US alone, more than two million patients are estimated to have AF. AF is commonly treated by use of anti-arrhythmic drugs, but the effectiveness of this therapy is limited and the resulting side effects may not be well tolerated. In order to assess the clinical progression of patients that undergo AF treatment procedures, the HRS Atrial Fibrillation Task Force recommends that AF patients be monitored, using an event monitor, for recurrent arrhythmias for up to two years. This new trend in AF remote patient monitoring opens up an opportunity for deployment of devices such as CardioBip.

Visual3Dx provides a comprehensive method to assess cardiac electrical activity in time and space. This product applies our 3-D algorithms in order to significantly enhance the value of a standard ECG, targeting the urgent care market initially. The product extracts additional information from standard 12-lead ECG signals by incorporating algorithms for real-time vectorial analysis and normalization tools to ensure accurate representation of all heart regions. This enables Visual3Dx to assess potentially fatal diseases and conditions, including acute coronary syndrome (ACS), with far greater accuracy than possible by standard ECG. Clinical results to date indicate there can be a 20% improvement in sensitivity. This demonstrates a substantial potential for improvement in accuracy in diagnosis of acute MI.

For 2010, our goals are to build upon our R&D and clinical validation successes that are driving the adoption of QTinno, in order to generate revenues sufficient to achieve profitability by the end of the year. We continue to develop additional relationships with sponsors, CRO’s, clinical pharmacology units and ECG core labs to achieve this goal. The industry is moving in the direction of automated studies, and our solutions provide the ideal method to achieve their objectives. We also plan to ramp up our new product development in conjunction with the appropriate strategic partners. We will be investing in additional R&D to advance Visual3Dx and CardioBip as we pursue these relationships, some of which may result in incremental revenue opportunities as early as 2010. We are particularly excited about the opportunities for the wireless CardioBip platform with the increasing industry focus on AF.

In summary, 2009 was a milestone year and 2010 brings a new focus – wireless – as we become a growing commercial enterprise. We have developed a disruptive technology that is ideally suited for the direction the drug industry is moving. We have received positive reactions from regulators and specifically the FDA, and are receiving an encouraging reaction from pharmaceutical companies.  We have an exceptionally deep and talented team in place, and we are well-positioned for success in 2010 and beyond. Our board and management team remain excited about our opportunities and potential, and we trust you share this enthusiasm.

Sincerely,
/s/ Branislav Vajdic, Ph.D.	/s/ Vincent W. Renz, Jr.
Branislav Vajdic, Ph.D. CEO	Vincent W. Renz, Jr. President and COO

Forward-Looking Statements

This letter contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and relate to our business plan, our business strategy, development of our proprietary technology platform and our products, timing of such development, timing and results of clinical trials, level and timing of FDA regulatory clearance or review, market acceptance of our products, protection of our intellectual property, implementation of our strategic, operating and people initiatives, benefits to be derived from personnel and directors, ability to commercialize our products, our assumptions regarding cash flow from operations and cash on-hand, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure, implementation of marketing programs, our key agreements and strategic alliances, our ability to obtain additional capital as, and when, needed, and on acceptable terms and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.